                         WELLPOINT HEALTH NETWORKS, INC.
          Exhibit 11 - Statement Re: Computation of Earnings Per Share


                                      Three Months Ended     Nine Months Ended
(In thousands, except                    September 30,         September 30,
earnings per share)                   -------------------   -------------------
                                        1997       1996       1997       1996
                                      --------   --------   --------   --------
Net Income                            $ 55,568   $ 45,101   $155,586   $154,986


Primary:
Average shares outstanding              69,666     66,484     68,507     66,416
Net effect of dilutive stock
     options-based on the treasury
     stock method using average
     market price                        1,081       --          592       --
                                      --------   --------   --------   --------

Totals                                  70,747     66,484     69,099     66,416
                                      ========   ========   ========   ========
Per share amount                      $   0.79   $   0.68   $   2.25   $   2.33
                                      ========   ========   ========   ========


Fully diluted:
Average shares outstanding              69,666     66,484     68,507     66,416
Net effect of dilutive stock
     options-based on the treasury
     stock method using quarter-end
     market price which is greater
     than average market price           1,293       --          688       --
                                      --------   --------   --------   --------

Totals                                  70,959     66,484     69,195     66,416
                                      ========   ========   ========   ========
Per share amount                      $   0.78   $   0.68   $   2.25   $   2.33
                                      ========   ========   ========   ========
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